Investors/Corporate: John Emery, CFO Ventiv Health, Inc. 732-537-4804 investor@ventiv.com	Media: Kellie Walsh / Felicia Vonella Lazar Partners Ltd. 212-867-1762 kwalsh@lazarpartners.com / fvonella@lazarpartners.com

Ventiv Health Completes Acquisition of inChord Communications
Blane Walter and Terry Herring join Ventiv Board of Directors

SOMERSET, N.J., October 6, 2005 - Ventiv Health, Inc. (NASDAQ: VTIV) today announced the completion of its acquisition of inChord Communications, Inc., the world’s largest independently-owned global healthcare marketing and communications company.

Ventiv announced on September 7, 2005 that it would acquire inChord for $185 million in cash and stock, plus closing adjustments and earn-out payments for exceeding specified financial targets. In conjunction with the closing inChord becomes a wholly owned subsidiary of Ventiv Health, and will continue to operate under the inChord Communications brand.

Effective today, Blane Walter, CEO of inChord, and Terrell Herring, President and COO of Ventiv Commercial Services, have also joined Ventiv’s Board of Directors, increasing the size of the Board to nine Directors.

Eran Broshy, CEO of Ventiv stated, “We are excited to welcome Blane and the whole inChord team into the Ventiv family. This combination further establishes Ventiv as a powerful market leader in pharmaceutical commercialization services and effectively positions us to develop unique solutions for our clients’ business challenges. I am also delighted to welcome both Blane and Terry to Ventiv’s Board of Directors. Their industry perspective and managerial expertise are invaluable and will play a key role as we continue to build Ventiv.”

About Ventiv Health
Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of commercialization services to the global pharmaceutical and lifesciences industries. Ventiv delivers its customized clinical, sales, marketing and communications services through its three core business segments: Commercial Services, Clinical Services and Communications Services. Ventiv's 4,600 employees support over 150 client organizations, including 18 of the Top 20 global pharmaceutical companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, Inc. visit www.ventiv.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

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